UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 8, 2017 (February 8, 2017)

Date of Report (Date of earliest event reported)

HELIUS MEDICAL TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

WYOMING	000-55364	36-4787690
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

41 University Drive, Suite 400

Newtown, PA 18940

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (215) 809-2018

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information contained in the section titled “Recent Developments — Cash Position” under Item 8.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.02 by reference.

The information set forth in this Item 2.02 of this Current Report on Form 8-K is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.	Other Events.

On February 8, 2017, Helius Medical Technologies, Inc. (the “Company” or “we”) issued a press release announcing the commencement of an offering of its Class A Common Stock (the “Offering”). A copy of this press release is filed as Exhibit 99.1 to this Current Report Form 8-K and is incorporated herein by reference.

On February 8, 2017, in connection with the Offering, the Company updated its corporate presentation. A copy of this presentation is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

On February 8, 2017, in connection with the Offering, the Company filed a preliminary prospectus supplement to the base prospectus included in the Company’s shelf registration statement on Form S-3 (No. 333-215286), filed with the Securities and Exchange Commission (the “SEC”) on December 23, 2016 and declared effective by the SEC on January 6, 2017. The preliminary prospectus supplement describes certain elements of the Company’s business strategy, certain recent developments and certain additional risk factors, including those set forth below.

Company Overview

We are a medical technology company focused on neurological wellness. We seek to develop, license or acquire unique and noninvasive platform technologies that amplify the brain’s ability to heal itself.

Many patients with brain injury or brain-related disease have disrupted neural networks that result in their brains being unable to correctly or efficiently carry neural impulses, which are responsible for directing bodily functions like movement control or sensory perception. Our first product in development, the portable neuromodulation stimulator (“PoNS™”) device, is designed to enhance the brain’s ability to compensate for this damage. The PoNS™ device is an electrical pulse generator that delivers controlled electrical stimulation to the tongue, which alters cranial nerve activity in order to intentionally change and regulate the electrochemical environment of the brain in a process called neuromodulation. When combined with physical or cognitive rehabilitation, we believe that the neuromodulation induced by the PoNS™ device enhances neuroplasticity, or the brain’s ability to reorganize its operation in response to new information sources, new functional needs, or new communication pathways, and may benefit patients experiencing balance and gait disorders or other movement and sensory challenges associated with neurologic diseases and disorders including traumatic brain injury (“TBI”), multiple sclerosis (“MS”), cerebral palsy (“CP”), stroke, Parkinson’s disease, Alzheimer’s diseases, depression, attention deficit hyperactivity disorder, and autism, among others. We are currently studying the effectiveness of the PoNS™ device in balance disorders related to TBI.

According to a study by GBI Research, the neurostimulation market is expected to grow at a compounded annual growth rate of 15.3% from 2011 to 2018, with a forecasted U.S. revenue of $4 billion in 2018. We believe that, due to the lack of non-invasive devices currently on the market, non-invasive stimulation addresses only approximately 3% of the overall neurostimulation market today, and, if commercialized, the PoNS™ device will be the first device that addresses the high unmet needs of brain injury patients with balance and gait disorders.

The PoNS™ device has not yet received clearance from the U.S. Food and Drug Administration (“FDA”) for commercialization. As further described in “—Traumatic Brain Injury,” we are conducting safety and effectiveness clinical trials of the use of the PoNS™ device for the treatment of TBI-related balance disorders with the U.S. Army.

We have been deemed by the FDA through the pre-submission process a non-significant risk device in the context of the mild- to moderate-TBI clinical trials for chronic balance deficit and thus do not need to submit an Investigation Device Exemption (“IDE”) application to FDA or obtain FDA approval of an IDE application to complete such trials. Such trials are subject to abbreviated requirements under FDA’s IDE regulations, which include, among other things, oversight of an Institutional Review Board and compliance with human subjects protection requirements such as informed consent. Subject to the availability of additional funding and the timing of our device verification activities described in “—Recent Developments—Expansion of Device Manufacturing and Development Capabilities,” we intend to submit a request for FDA classification as a Class II device and marketing authorization for this indication (the treatment of chronic balance deficit due to mild-to-moderate traumatic brain injury) via FDA’s de novo classification process following the completion of these trials which is anticipated in the second half of 2017. We intend to concurrently submit applications for the clearance of the PoNS™ device for a CE Mark in Europe and to Health Canada and the Therapeutic Goods Administration (“TGA”) in Australia, and we anticipate regulatory clearance in the first quarter of 2018.

Anticipated clinical milestones are illustrated below:

(1) Subject to the availability of funding, among other factors.

Traumatic Brain Injury

According to the Center for Disease Control and Prevention (“CDC”), an estimated 1.7 million people in the United States sustain a TBI annually. The CDC estimated in 2015 that approximately 3.2 million to 5.3 million people in the United States were living with a TBI-related disability, based on extrapolations from limited data from 1999. In addition, the Department of Defense estimates that almost 30,000 active duty soldiers are diagnosed with TBI annually and over 300,000 U.S. military personnel have been diagnosed with TBI since 2000. We estimate that approximately 20-30% of newly-diagnosed TBI injuries result in chronic symptoms, and the Brain Injury Association of America estimates that 40% of TBI patients complain of balance disturbances.

In partnership with the U.S. Army pursuant to a cooperative research and development agreement (the “CRADA”), we are currently conducting a clinical trial of our PoNS™ device for the treatment of balance disorder in patients with mild- to moderate-TBI. Assuming 5.3 million people in the United States are living with a TBI-related disability and 40% of them have balance disturbances, we estimate that our PoNS™ device could assist up to 2.1 million individuals.

We launched a registrational clinical trial of the PoNS™ device, with concurrent physiotherapy, investigating the safety and effectiveness of the device for the treatment of balance disorders resulting from mild- to moderate-TBI in August 2015, and intended to support an application to the FDA (via the de novo process) for marketing authorization in the United States, with the support of the U.S. Army. This double-blind, sham-controlled trial is enrolling 120 patients at multiple study sites. We expect to complete the trial in the second quarter of 2017. The primary endpoint of this trial is improvement in chronic balance deficit at five weeks in the active group compared to the sham group, as measured by the sensory organization test. The U.S. Army is also sponsoring a double-blind, sham-controlled non-registrational clinical trial of the PoNS™ device at the University of Wisconsin-Madison, with concurrent physiotherapy, for the treatment of chronic balance deficits due to TBI. This trial is fully enrolled with 44 patients and is designed to assess the durability of response of the PoNS™ device. The primary endpoint of this non-registrational trial is an improvement in balance at 14 weeks of treatment as measured by the sensory organization test. We expect this trial will be completed in the second quarter of 2017. We intend to include data from the study as supportive information as part of our regulatory submission for TBI.

Multiple Sclerosis

According to the National Multiple Sclerosis Society, there are approximately 400,000 individuals in the United States living with MS, for an annual economic cost of MS in the United States of approximately $28 billion, many of whom experience balance problems. Studies from several countries estimate that 50% to 70% of MS patients had reported falls within the past two to six months.

In 2015, we completed a pilot study that evaluated the effect of the use of the PoNS™ device with concurrent physiotherapy in 14 patients (7 active, 7 sham) with MS while performing working memory and mental imagery tasks. Patients who used the PoNS™ device showed statistically significant differences in neurostimulation (left Primary motor cortex) from baseline, as measured by functional MRI (i.e., via BOLD signals indicating activity). Moreover, patients who used the PoNS™ device showed a statistically significant improvement in balance from baseline, as measured by the sensory organization test. The sham group, in contrast, did not reach statistical significance. The active and sham group were not compared head-to-head. The PoNS™ device also demonstrated a favorable safety profile in the study. Based on these results we believe a larger study is warranted to explore these findings further.

Subject to the availability of additional funding and classification by the FDA of the PoNSTM as a non-significant risk device if being studied for this indication, we intend to commence a registrational trial of the PoNS™ device in MS patients with chronic balance and gait deficit in the second quarter of 2017. A registrational trial is a study of safety and effectiveness intended to support an application for marketing authorization.

Cerebral Palsy

In September 2016, we announced results from a pilot study conducted in Russia where the Company provided the PoNS™ device. The study was of the effectiveness of the PoNS™ device, with concurrent physiotherapy, in treating movement control-related symptoms of CP. In the study, 45 of the 65 patients received neurostimulation via the PoNS technology. The study found a statistically significant difference between active and control groups in spasticity of the lower limbs and gross motor function. Positive changes in quality of life, cognitive function and social status were also observed. Subject to the availability of additional funding, we intend to develop a registrational trial of the PoNS™ device in CP patients with movement control-related symptoms in the second quarter of 2017.

Cognition

In December 2016, we announced that we intend to expand our pilot study, sponsored by HealthTech Connex Inc., of the PoNS™ device to test the hypothesis, in healthy subjects, that PoNS use may contribute to improved cognitive function, based on preliminary encouraging results. Subject to the availability of additional funding, we intend to complete the expanded study in the first quarter of 2017.

Recent Developments

Expansion of Device Manufacturing and Development Capabilities

In January 2017, we entered into an agreement with Cambridge Consulting, LLC (“Cambridge”), pursuant to which Cambridge agreed to assume responsibilities for the performance of the engineering and design verification testing of the PoNS™ device and documentation support for the FDA submission, and to assist in the identification of and transition to our scale manufacturer. Our current manufacturer, Ximedica, LLC, agreed to continue to manufacture the PoNS™ device for use in our ongoing clinical trials and design verification testing and may assist in manufacturing early commercialization devices. The addition of a second development partner is intended to mitigate our risk by adding back-up capabilities for our manufacturing process and improve the quality of our planned FDA submission. We will, however, remain ultimately responsible for the compliance of our submissions and products, and activities performed on our behalf.

ISO 13485 Certification

In December 2016, we received ISO 13485 certification for the PoNS™ device from LRQA, an independent certifying agency.

Change in Fiscal Year

On January 4, 2017, we changed our fiscal year-end from March 31 to December 31 in order to align our business cycle more closely with that of our customers and peer companies.

Change in Independent Registered Public Accounting Firm

On January 4, 2017, we engaged BDO USA LLP to serve as our independent registered public accounting firm for the year ended December 31, 2016. Contemporaneous with the determination to appoint BDO USA LLP, we dismissed BDO Canada LLP from the role.

Cash Position

We estimate that our cash and cash equivalents balance as of December 31, 2016 was $2.7 million. This financial information has not been audited and is subject to completion of our year-end closing procedures and the audit of our financial statements as of and for the nine months ended December 31, 2016, which will not be completed until after this offering is complete, and our actual balance of cash and cash equivalents may differ from this estimate. Our independent registered accounting firm, BDO USA LLP, has not audited or reviewed, and does not express an opinion with respect to, this estimate.

Business Uncertainties and Going Concern Risk

To date we have not generated any revenue from the sales of products or services. There are a number of conditions that we must satisfy before we will be able to generate revenue, including but not limited to successful completion of the TBI clinical studies, FDA, CE Mark, Health Canada or TGA clearance of the PoNS™ device for balance disorder associated with moderate TBI, and the manufacture of a commercially-viable version of the PoNS™ device and demonstration of safety and effectiveness sufficient to generate commercial orders by customers for our product, if cleared for commercialization. In addition, given the importance of the U.S. Army to our early commercial plans, if the U.S. Army were to eventually decide not to purchase our product, we would need to replace those sales in the civilian market which would lower our early commercialization opportunities. To date, we have not achieved any of these conditions, and the successful achievement of such conditions will require significant expenditures. Because we have not generated any revenues, we are significantly dependent on funding from outside investors. There is no guarantee that such funding will be available at all or in sufficient amounts to satisfy our required expenditures. Furthermore, even if we were able to raise sufficient capital to manufacture a commercially-viable version of the PoNS™ device and to receive FDA, CE Mark, Health Canada or TGA clearance, we do not currently have any contract or other arrangement to sell the PoNS™ device. Accordingly, we may never be able to generate any revenue from the sales of products or services. Due to these risks, as well as our recurring net loss, accumulated deficit, and cash used in operations, there is a substantial doubt about our ability to continue as a going concern. For a discussion of additional risks associated with our business and this offering, please see the “Risk Factors” sections of this prospectus supplement, the related base prospectus and our Annual Report on Form 10-K for the fiscal year ended March 31, 2016.

Risk Factors

If we fail to comply with healthcare laws, we could face substantial penalties and financial exposure, and our business, operations and financial condition could be adversely affected.

We do not have a product candidates available for sale. If, however, we achieve this goal, the availability of payments from Medicare, Medicaid or other third-party payors would mean that many healthcare laws would place limitations and requirements on the manner in which we conduct our business, including our sales and promotional activities and interactions with healthcare professionals and facilities. In some instances our interactions with healthcare professionals and facilities that occurred prior to commercialization (e.g., the granting of stock options) could have implications at a later date. The laws that may affect our ability to operate include, among others: (i) the federal healthcare programs Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully soliciting, receiving, offering or paying remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs such as Medicare or Medicaid, (ii) federal false claims laws which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, and which may apply to entities like us if we provide coding and billing advice to customers, or under theories of “implied certification” where the government and qui tam relators may allege that device companies are liable where a product that was paid for by the government in whole or in part was promoted “off-label,” lacked necessary clearance or approval, or failed to comply with good manufacturing practices or other laws; (iii) transparency laws and related reporting and/or disclosures such as the Sunshine Act; and/or (iv) state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, many of which differ from their federal counterparts in significant ways, thus complicating compliance efforts.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, exclusion from participation in government healthcare programs, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. The risk of our being found in violation of these laws is increased by the fact that their provisions are open to a variety of evolving interpretations and enforcement discretion. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

Our communications regarding products candidates, even while in development, are subject to extensive government scrutiny. We may be subject to governmental, regulatory and other legal proceedings relative to advertising, promotion, and marketing, and communications with study subjects and healthcare professionals, that have a significant negative effect on our business.

We are subject to governmental oversight and associated civil and criminal enforcement relating to drug and medical device advertising, promotion, and marketing, and such enforcement is evolving and intensifying. Communications regarding our products in development and regarding our clinical trials may subject us to enforcement if they do not comply with applicable laws. In the U.S., we are potentially subject to enforcement from the FDA, the U.S. Federal Trade Commission, the Department of Justice, other divisions of the Department of Health and Human Services and state and local governments. Other parties, including private plaintiffs, also are commonly bringing suit against pharmaceutical and medical device companies. We may be subject to liability based on the actions of individual employees and third-party contractors carrying out activities on our behalf.

Non-compliance with laws and requirements unique to our government contracts could subject us to substantial penalties and financial exposure, and our business, operations, and financial condition could be adversely affected by any non-compliance or the government’s discretionary exercise of its rights under our government contracts.

We perform contracts awarded by federal governmental entities. Doing business in the public sector is very different than doing business in the commercial marketplace. For example, unlike commercial contracts, federal government contracts are governed by an array of statutes and regulations that define the way in which government contracts are conceived, structured, competed, awarded, performed, and ultimately completed. Due to the highly regulated nature of our business with the government, we have heightened responsibilities and compliance risks under those contracts. Non-compliance could result in significant civil liability and, in egregious cases, criminal prosecution.

In addition to presenting heightened compliance risks, our government contracts include terms that afford the government special rights that, if exercised at the government’s discretion, could adversely affect our business, operations, and financial condition. For example, our sole source contract with the U.S. Army incorporates a clause allowing the government to terminate the contract for convenience of the government, in whole or in part, without any advance notice to us. A termination of this contract, or any other exercise of special governmental rights, could cause our business to suffer.

Item 9.01	Exhibits.

(d) Exhibits

Exhibit Number	Exhibit Description

99.1	Press Release dated February 8, 2017.

99.2	Corporate Presentation dated February 8, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 8, 2017	HELIUS MEDICAL TECHNOLOGIES, INC.

	By:	/s/ Joyce LaViscount
Joyce LaViscount
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release dated February 8, 2017.

99.2	Corporate Presentation dated February 8, 2017.